Exhibit 99.1

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

February 25, 2009/10:30 a.m. EDT

CHART INDUSTRIES, INC.

February 25, 2009

10:30 a.m. EDT

Moderator	Good morning and welcome to the Chart Industries, Inc. 2008 fourth quarter and year-end conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. As a reminder, today’s call is being recorded.

You should have already received the Company’s earnings release that was issued earlier this morning. If you have not received the release, you may retrieve it by visiting Chart’s Website at www.chart-ind.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until February 28th. The replay information is contained in the company’s earnings release.

Before we begin, the Company would like to remind you that statements made during this call that are not historical in fact, are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statement. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the company’s earnings release and latest filings with the SEC. These filings are available through the investor relations section of the Company’s Website, or through the SEC Website, at www.sec.gov. The Company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries’ Executive Vice President and CFO. You may begin your conference.

M. Biehl	Thank you, Sara. Good morning, everyone. I would like to thank you all for joining us today. I will begin by giving you a brief overview and

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

February 25, 2009/10:30 a.m. EDT

highlights of our fourth quarter and year-end results, and Sam Thomas, our Chairman, President and CEO, will provide highlights of the operating results for each of our business segments, and I will then finish up by commenting on our outlook for 2009.

2008 was a record year for Chart in terms of sales and profits. Sales for the year rose 12% to $744 million from $666 million in 2007, with all segments contributing to the increase. Sales for the fourth quarter were $188 million, and represented an increase of 3% compared to net sales of $183 million a year ago.

For the year, net income was $78.9 million, or $2.72 per diluted share, compared with net income of $44.2 million, or $1.61 per diluted share in 2007. Net income from the quarter rose to $21.7 million, or $0.75 per diluted share, a 32% increase over the $16.4 million in net income, or $0.57 per diluted share reported a year ago.

I would like to point out that the fourth quarter of 2008 included several unusual items that on a net basis favorably impacted net income by $3.1 million, or $0.11 per diluted share. That includes a $6.5 million benefit as a result of reversing contingent liabilities that were established in 2003 for potential secondary employee benefit obligations of an insolvent former subsidiary. These contingent liabilities are no longer considered probable, and were reversed to income as a result of events that occurred during 2008.

The income resulting from this reversal was reduced by $4.9 million of unusual costs in our Energy & Chemicals business. These costs included settlement of disputed expenditures not covered by the customer’s insurance on an installation project substantially completed during 2007. This was one of several installation projects that negatively impacted results during 2006 and 2007, as you may recall. We also incurred settlement costs for a customer’s disputed repair expenses for another project that was shipped in 2006, where a commercial decision was made to resolve this issue and maintain our relationship with this customer. These settlements satisfactorily conclude all disputes related to these projects. In addition, facility shut-down costs were incurred during the fourth quarter for a leased facility in Louisiana due to reduction in orders for our vacuum insulated pipe product line.

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

February 25, 2009/10:30 a.m. EDT

Our gross profit for the quarter was $57.3 million, compared with $53 million a year ago. The increase was due to an improved project mix and execution in Energy & Chemicals, despite the unusual costs we just mentioned. In addition, Distribution and Storage, or D&S, sales volume also contributed to the increase.

SG&A expenses for the quarter were $25 million, or 13.1% of sales, compared with $24 million, or 13% of sales for the same quarter a year ago. Our cost reduction initiatives that began in the fourth quarter have already provided savings, but this was offset by increased bad debt reserves due to customer operating difficulties related to the current market environment. We continue to closely monitor our exposure in this area, and we are proactively managing our accounts receivable portfolio. Overall, our SG&A expenses for the year were $101 million, or 13.5% of sales, compared to $93 million, or 13.9% of sales for the year ended 2007.

The 2007 SG&A expenses included $7.9 million of non-cash stock-based compensation expenses related to our secondary stock offering completed in the second quarter of last year. Excluding these expenses, the 2007 SG&A expenses would have been $85 million, or 12.7% of sales. The increase in 2008 SG&A expenses is due to higher employee related and infrastructure spending to support our business growth and variable compensation related expenses, including commissions, due to improved operating performance during 2008, particularly at our E&C business.

Net interest expense was $4.1 million for the fourth quarter of 2008, compared to $4.8 million for the fourth quarter of 2007. The decline is due to lower interest expense on our variable rate term debt, increased interest income due to higher average cash balances and short-term investments outstanding, and lower debt levels after the repurchase of $6.8 million of our 9 1/8% senior subordinated notes during the third quarter of 2008.

Net interest expense for the year declined $4 million to $18 million for 2008, compared to $22 million in 2007. The decrease reflects lower long-term debt outstanding as a result of a $40 million voluntary principal repayment in the second quarter of 2007, largely funded by our secondary offering proceeds, and the purchase of the senior subordinated notes during the third quarter of 2008.In addition, lower interest rates on our variable rate term debt also contributed to the year-over-year decline.

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

February 25, 2009/10:30 a.m. EDT

The quarter had a foreign currency loss of $3.5 million, compared with a loss of $300,000 for the same quarter a year ago. The significant volatility in currency exchange rates experienced in the fourth quarter particularly impacted our Czech Republic operation in their euro and koruna dominated transactions, cash balances and mark-to-market forward currency contracts.

Income tax expense was $5.9 million for the quarter and represented an effective tax rate of 21.4%, compared with $5 million for the prior year quarter, representing an effective tax rate of 23.3%. The lower tax rate in the fourth quarter was primarily due to a permanent tax difference on the reversal to $6.5 million of contingent liabilities, which are not taxable and had no impact on the overall tax provision. This was partially offset by an increase in the mix of domestic versus foreign earnings. The full year effective tax rate for 2008 was 27.8%, compared with 28.2% for 2007.

From a cash flow standpoint, our cash, including short-term investments, was over $154 million at the end of the year, up over $61 million from the December 31, 2007 balance. In comparison to September 30, 2008, cash and short-term investments increased $5.5 million, which is positive, given the challenging economic environment experienced during the quarter.

Cash provided by operations for the quarter was $11 million compared with cash provided by operations of $28 million for the prior year quarter. Although net income increased during the fourth quarter, the weakness in orders has impacted working capital changes resulting in lower accounts payable and customer advances due to the timing of progress billing under existing contracts.

Cash used in investing activities was $37 million in the fourth quarter, which includes $32 million of excess cash invested in short-term investments to enhance returns in this low interest rate environment. Capital expenditures for the quarter were $5 million, compared with $3 million a year ago. Capital expenditures during both quarters were primarily used for continued facility automation and improvements to lower costs.

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

February 25, 2009/10:30 a.m. EDT

I will now turn the call over to Sam Thomas, who will review our operating results and business segment highlights.

S. Thomas	Thank you Michael and good morning everyone.

We are pleased with our record sales and profits for the year, as well as our strong fourth quarter operating performance. Our current backlog has helped insulate us from the current economic environment, driving continued strong operating performance during the quarter.

Although order intake has weakened in the fourth quarter, several bright spots exist in addition to our backlog. Our air cooled heat exchanger business continued to grow, as demand from the U.S. domestic natural gas compression segment, as well as new applications in the power industry kept orders strong during the quarter. Our engineered tank backlog is strong in Distribution and Storage, particularly in our Czech Republic operation. Our BioMedical segment has historically been less cyclic than our other business segments, and we intend to grow that business primarily in international markets where we continue to see strong opportunities, particularly in China.

However, our order trend declined in the fourth quarter and it hasn’t yet shown signs of improvement in the first quarter, consistent with demand reported by our major customers. Large global LNG, petrochemical, and air separation projects are delayed or on hold. Project timing has been delayed due to lack of project financing and dropping commodity prices. We have also seen some order cancellations in our E&C segment.

As a result, we’ve implemented several cost reduction initiatives during the fourth quarter, including reductions in headcount, travel and entertainment expenses, and other costs. We’re also reducing our selling, marketing, and outside service expenses to ensure that we appropriately align our cost structure with anticipated market conditions. We will implement further cost reduction initiatives throughout the remainder of 2009 at each of our businesses as conditions warrant. Our plans include additional actions that will be taken based primarily on hitting certain trigger points.

With respect to specific segment highlights at E&C, sales declined by 4% to $81.5 million for the quarter, compared to $84.9 million for the same

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

February 25, 2009/10:30 a.m. EDT

quarter in the prior year. Increased throughput for both brazed aluminum and air cooled heat exchangers was offset by a decline in our systems business due to weak order intake. The fourth quarter sales decline reflects the weakness experienced in order entry rates that began late in the third quarter, and accelerated as the fourth quarter progressed as a result of the economic crisis. E&C gross profit margin increased to 31.4% in the quarter, compared to 27.3% for the same period in 2007. Improvements in project execution and mix contributed to the margin performance, which was one of the highlights in our 2008 performance.

At our D&S segment, sales increased by 13% to $83.5 million, compared to $74.1 million for the fourth quarter of 2007. The increase in sales reflects improved volume in bulk tanks and the benefit from a small acquisition in Germany made in the second quarter of 2008. D&S gross profit margin increased slightly to 29.3% in the quarter, compared with 28.6% a year ago.

Our BioMedical segment sales declined by 5% to $22.5 million for the quarter, compared to $23.7 million for the same quarter a year ago. Lower volume in both medical respiratory and biological storage systems contributed to the decline. Most of that decline occurred in North and South American markets, while Europe and Asia remained fairly strong. In addition, the fourth quarter of 2007 was unusually strong in medical respiratory products due to a significant order from one customer in Spain. BioMedical gross profit margin declined to 32.2% in the quarter, compared with 36.7% a year ago. This was primarily due to lower volume, product mix, and unfavorable currency impact from euro denominated sales.

Backlog at December 31, 2008 was $398.8 million, down 16% from the year ago period, and down 14% from the September 30, 2008 level of $461.8 million. Orders at E&C during the quarter were $38.5 million, compared with $46.3 million in the third quarter. The E&C segment has been impacted the most thus far from the current economic crisis resulting in delay of projects due to lack of financing or overall economic concerns. In addition, some order cancellations have occurred, further reducing order rates, particularly in our brazed aluminum heat exchanger business. While the majority of new E&C projects in development continue to move forward as the fundamental demand drivers still remain, some projects will be delayed until the economic situation improves.

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

February 25, 2009/10:30 a.m. EDT

Orders to D&S during the quarter were $67.3 million, compared with $93.8 million in the third quarter. Orders in China were impacted by regulatory changes with respect to VAT reform. These changes lowered the VAT rate effective January 2009, which impacted fourth quarter orders as customers delayed orders to take advantage of the lower VAT rate. While packaged gas and standard bulk tanks saw diminished orders during the quarter as a result of the economic crisis, engineered tank orders were robust, particularly at our Czech Republic operation.

While BioMedical orders in the quarter were $21.1 million, compared to $23.7 million in the third quarter of 2008. The fourth quarter is traditionally weaker due to seasonal considerations. For example, the breeding season for the southern hemisphere draws more orders during the third quarter as opposed to the fourth. In addition, medical respiratory product usage is typically higher in the second and third quarters.

The current economic crisis is creating a lot of uncertainty around demand and project timing. Our strong balance sheet, cash and liquidity position, ongoing cost reduction initiatives, and flexible cost structure should enable us to maximize margins and continue to generate strong free cash flow. Our experienced management team has managed in difficult business cycles before, and we enter this one in a strong financial and competitive position. I am confident that we will come through it even stronger and more successful with new opportunities to resume a strong growth path.

Michael will now provide you with our outlook for 2009.

M. Biehl	Thank you, Sam.

Although our backlog provides good visibility for the first half of 2009, the uncertain economic conditions provide a challenge in forecasting the second half of the year, which should be considered when evaluating the company’s guidance for 2009. Based on our current backlog, order expectations, and cost reduction initiatives, 2009 net sales are expected to be in the range of $600 million to $660 million, and diluted earnings per share are anticipated to be in a range of $1.15 to $1.65 per share based on approximately 29 million weighted average shares outstanding.

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

February 25, 2009/10:30 a.m. EDT

It’s very difficult to predict sales and earnings levels in the current market environment. With this uncertainty and being early in the year, we have provided a wide range in our guidance. If we do see orders resume to more modest levels and some capital spending in the energy industry resumes, as many of our largest customers have forecast, we expect to be in the mid to upper range of our guidance.

Thank you for participating in our conference call. This concludes our prepared remarks. Sara, please open up the lines for questions and provide the participants with the instructions for doing so.

Moderator	Your first question comes from the line of Jeff Spittel from Natixis Bleichroeder. Your line is now open.

J. Spittel	My first question is regarding large scale LNG. I appreciate the color talking about project delays. As you look out there, are you expecting at this point any final investment decisions before 2009?

S. Thomas	Before 2010, Jeff?

J. Spittel	Yes, I’m sorry, Sam. Thank you.

S. Thomas	Yes. Our customers have indicated that they expect second half of 2009 final investment decisions on several of the Australian, Papua New Guinea projects.

J. Spittel	Okay.

S. Thomas	In the Pacific region, there are engineering projects going forward, trying to reach final investment decisions targeted for 2009.

J. Spittel	I have a follow-up on the LNG market, for Energy World Corp. I’m assuming that in your guidance, you aren’t assuming that you get any incremental orders for their expansion plans that I guess they’ve deferred for now.

S. Thomas	There is anticipation. We expect no sales or operating income benefit from Energy World orders during 2009.

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

February 25, 2009/10:30 a.m. EDT

J. Spittel	Finally, on the air cooled heat exchanger market, as the natural gas rig count in North America has come down pretty substantially, are you starting to see some of the pain there in terms of order flow year-to-date in 2009 versus the fourth quarter?

S. Thomas	It appears to be coming down, but slowly, because the on-drilling that’s already been accomplished, or is underway, there are still completion and compression stations to get it into the pipeline being let. Our customer base there seems to feel that that will continue in 2009, although I would expect to see it tapering off.

J. Spittel	Thank you. I appreciate it.

S. Thomas	Thank you, Jeff.

Moderator	Your next question comes from the line of Greg McKinley from Doherty. Your line is now open.

G. McKinley	I’m wondering if you could talk a little bit more about your operating expense flexibility. What specific actions have been taken to-date, and given the actions that you’ve taken, what type of quarterly run rate do you believe you’re on right now for SG&A?

M. Biehl	In the fourth quarter, we did have a reduction of about $600,000 related to SG&A spending. We continue to think that run rate will be somewhere about $300,000 per month, as we move forward. We had about a 2.5% reduction of workforce from the third to the fourth quarter. We’ve taken some more headcount out in January, which will bring the overall reduction rate to about 4%.

Looking forward, we put plans in place to include headcount reductions of up to a certain percentage. It depends upon certain triggers that we hit during the year, and based upon various times during the year, but really can’t comment on those percentages or the dollar amounts at this point in time.

G. McKinley	It’s fair to say that the $24.6 million of SG&A in Q4 probably is a high water mark of anything that we could expect to emerge quarterly in ‘09?

M. Biehl	Yes.

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

February 25, 2009/10:30 a.m. EDT

S. Thomas	Yes.

G. McKinley	Okay. Could you talk a little bit about your cap ex views for the year and where you feel you’re seeing attractive areas to make new investments and where you’re choosing to pull back a little bit?

M. Biehl	We expect our cap ex in 2009 to be somewhere between $16 and $19 million. As we move forward, we are looking at trying to expand in our after-market business, repair business of D&S, and in a small way, in E&C. We’re looking at expanding into China, as we have expressed during the year and in prior years, so those are the areas that we think, strategically, make sense as we move forward.

G. McKinley	I wonder if you could give us just a little bit of a framework. At the low end of your earnings outlook range, what type of order trends occur to deliver that $1.15? Is it a continuation of similar order activity that we experienced in Q4? Does it allow for some further deterioration? Just maybe help us have a little context for what are the moving parts that get you to the low end versus the high end of your view.

S. Thomas	The low end is really based on what we see as late December, January, very early February order rates, which are significant clampdowns, so it really assumes very low levels of order intake through the year. In other words, it effectively would discount what most customers have suggested is that there is a de-stocking phenomenon going on in December and in the first quarter of 2009, but that, albeit at more modest levels, that customer order rates will resume later in the year.

G. McKinley	Right, and your low end, the $1.15, assumes that that de-stocking level of order activity was to sustain for the year.

S. Thomas	Correct.

G. McKinley	Thank you.

S. Thomas	Thank you.

Moderator	Your next question comes from the line of Keith Rosenbloom from CCG. Your line is now open.

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

February 25, 2009/10:30 a.m. EDT

K. Rosenbloom	Hello. Thanks for the color. I have two questions. One was just with regard to current cash balance. How much of that cash resides on-shore, and how much of it resides offshore?

M. Biehl	Roughly $120 million is on-shore.

K. Rosenbloom	In terms of your free cash flow generation for this year, you discussed a little bit about your cap ex budget for this year. At the $1.15 or $1.25 level, what would you anticipate free cash flow might be?

M. Biehl	We would expect it could range anywhere from an increase in cash of $25 at the low end to $35 million, in that range for the low end.

K. Rosenbloom	And about $10 million more at the high end?

M. Biehl	Yes, that’s probably a good assumption.

K. Rosenbloom	The last question is are you seeing any bifurcation in customer demand internationally versus domestically?

S. Thomas	Not clear cut. The economic crisis is clearly global. There are different levels of demand slowdown. For instance, we expect China to be better than the rest of Europe. Japan, Taiwan, Korea are significantly impacted, similar to conditions in the U.S. South America has been stronger going into this crisis, but I would anticipate South America slowing down significantly. We have seen Central Europe, where we do quite a bit of business with national oil companies or nationalized businesses, staying stronger going in, but the macroeconomic issues would tend to indicate that conditions will become more difficult there, although with currency, our Czech Republic manufacturing operation is actually advantaged.

So it clearly is a global crisis. There are areas of the world that projects seem to make more sense, and we think there are better opportunities for them to go forward. I mentioned earlier that LNG projects in the Pacific Basin still seem to be moving forward and being funded.

K. Rosenbloom	Thank you.

S. Thomas	Thank you.

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

February 25, 2009/10:30 a.m. EDT

S. Thomas	It looks like we have no further questions. There is a follow-up question.

Moderator	Your next question comes from the line of Greg McKinley from Doherty. Your line is now open.

G. McKinley	I got in there right before the end of the call. Could you give us a sense for looking at your backlog levels at the end of the year we know backlog life tends to cycle much more rapidly through the D&S segment than it does in the E&C segment? Are those backlogs still going to support some modest level of revenue growth year-over-year in D&S, maybe in the first or second quarter, with that relatively short backlog life? The backlog in E&C is starting to show some year-over-year declines a little bit, or are getting there, and would we reasonably expect that to start showing softening revenues to start out the year? Am I thinking about that correctly how those backlogs tee us up for Q1 revenue recognition?

S. Thomas	Because of the backlog, we expect the first quarter to be reasonably robust in comparison to the rest of the year, so there would be tailing off as we go into the third and fourth quarter.

G. McKinley	Okay.

S. Thomas	But at the moment, our expectation is that the first quarter would be down a bit on the fourth quarter, but not dramatically so.

G. McKinley	Is the current currency situation one that would likely result in a similar type, or what are you seeing with the Czech currencies and the Chinese currencies in terms of how we should think about any foreign exchange loss relative to what we were in Q4?

S. Thomas	Our assumptions are that the Chinese renminbi will stay fairly stable against the dollar. With respect to the Euro, similarly relatively stable in the 125 to 130 range, which from my experience is reasonably purchasing power parity. Forecasts are that the Czech koruna will continue to weaken, and that’s generally beneficial to us over the long-term, although there may be short-term anomalies with respect to that, but nothing dramatic.

G. McKinley	Michael, what is your tax rate outlook for 2009?

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

February 25, 2009/10:30 a.m. EDT

M. Biehl	We would expect to be in the 30% to 32% range in 2009, and as a first blush, our mix of domestic taxable income is a little bit greater, so we’re projecting a little bit higher rate, and some foreign tax credits that we utilized in the current year have reduced as we move forward in addition to some reductions in state tax rates. It will be somewhere in-between 30% and 32% that we would project.

G. McKinley	Okay.

M. Biehl	Our reversal of the contingent liabilities because it had no tax impact and lowered the effective tax rate by a little over 2% for the year.

G. McKinley	Thank you.

Moderator	Your next question comes from the line of Bill Jenkins, who is an individual investor. Your line is now open.

B. Jenkins

Thank you. I have two questions. One, on the debt situation; I know you mentioned the repurchase of the 9 1/8 % senior subordinated notes. Is there more of that outstanding? What is the cost of debt I guess? What do we have rolling over in ‘09 and ‘10, and hopefully, it’s going to cost less than 9 1/8%?

The second question would be addressing the goodwill and intangibles on the books, which seem substantial. Is it justifiable, given the current environment?

M. Biehl

On the debt question, our rates continue to drop. On our term debt of $80 million, we’re at LIBOR plus 2%, so we’re roughly in the 3% to 3.5% range. The bonds at 9 1/8%, we’ll continue to evaluate throughout the year, and we do this quarterly to look to see whether it’s attractive to try and buy those bonds back, but right now, we don’t have current plans to do so, and the bonds are trading somewhere in-between 85% and 90% on the dollar right now.

We have no principal payments required, because we have made so many prepayments in prior years on either the term debt that’s not due until 2012, and the bonds are not payable until 2015, and we have more than

CHART INDUSTRIES, INC.

Host: Sam Thomas/Michael Biehl

February 25, 2009/10:30 a.m. EDT

adequate room on our coverage or our debt covenants as we move through this year with solid liquidity.

On the goodwill, right now, in terms of the required tests that we’re to perform, we had no impairments. The forecast for our business and discounted cash flows justified that there was no step two required to be taken and look-at impairments, but that’s something we’re going to have to do, as all companies are. There have been a number of goodwill write-offs this year. I would expect there is probably going to be even more in 2009. We’ll have to continue to evaluate that as we move forward, because the fact that our market value is below our book value is a factor that the SEC has been focusing on as we move into 2009, not just for us, but for all companies in the market. That’s an issue that I think a lot of companies are going to face as they move forward.

B. Jenkins	Thank you. Is any of that debt convertible?

M. Biehl	No, it is not.

B. Jenkins	Thank you.

S. Thomas	With no further questions, I would like to bring the call to a close. I want to thank everyone. It is obviously a challenging economic time, but I feel very good that Chart has been able to enter this economic crisis in a very firm position and a strong competitive position. I believe we have a lot of options going forward. We have a very good variable cost space, so we are able to drop our costs very effectively in response to reduced demand. We also have the ability to respond very quickly, as we’ve demonstrated over the past five years, to opportunities and grow the business successfully.

So I remain very confident that Chart is an excellent investment, and that we have a bright future. Thank you very much

Moderator	This concludes today’s conference call. You may now disconnect.